EXHIBIT 5.1

                         [COOLEY GODWARD LLP LETTERHEAD]

August 27, 1998

Cytel Corporation
3525 John Hopkins Court
San Diego, CA  92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Cytel Corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 1,600,000 shares of the Company's Common Stock, $.01 par value (the "Shares") pursuant to the Company's 1989 Stock Plan, as amended, 1994 Non-Employee Directors' Stock Option Plan, as amended and 1991 Employee Stock Purchase Plan, as amended (collectively, the "Plans").

In connection with this opinion, we have examined the Registration Statement and related prospectuses, the Plans, the Company's Amended and Restated Certificate of Incorporation, as amended, and By-Laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the applicable Plan and the Registration Statement and related prospectus will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By: /s/ Frederick T. Muto
    ----------------------------------
        Frederick T. Muto